EXHIBIT 10.56
MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (the “Agreement”) is made and entered into this 1st day of January 2009, by and between Liberty Mutual Insurance Company (“Liberty Mutual”), Massachusetts stock insurance company and Safeco Insurance Company of Oregon (“SICO”), an Oregon stock insurance company.
I. Performance of Services. Liberty Mutual agrees, to the extent requested by SICO, to perform such services (collectively, “services”) for SICO as SICO determines to be reasonably necessary or desirable in the conduct of its operations; provided, however, that Liberty Mutual may, in its sole discretion, decline to provide any of the services contemplated in this Agreement if providing the requested services would interfere with Liberty Mutual’s ability to meet its obligations to its policyholders or would otherwise adversely affect Liberty Mutual. All services provided under this Agreement shall comply with all applicable state laws and regulations governing SICO, including all laws and regulations relating to review of SICO’s books and records. As may be necessary for the performance of Liberty Mutual’s services under this Agreement, Liberty Mutual shall have the authority to negotiate or conclude contracts on behalf of SICO or bind SICO to any such contracts.
The listing of the following services to be performed under this Agreement is not intended to limit the performance of other services that may be provided by Liberty Mutual to or on behalf of SICO, as may be agreed to by the parties from time to time:
A. Accounting, financial, tax and auditing. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual shall provide SICO with such financial and accounting services as may be desirable, including:
     1. Preparation and maintenance of annual and quarterly financial statements and other reports providing information required by the state of domicile and other states in which SICO is transacting business, the maintenance of necessary and proper records and books of account with respect to the business of SICO, and the maintenance and compilation of all data required for the preparation of tax returns.
     2. Assistance to SICO in connection with the examination or audit of the books, records, affairs and activities of SICO by governmental, insurance or taxing authorities having regulatory or taxing authority with respect to the operations of SICO, or by any firm of certified public accounts appointed by SICO to audit its books, records and accounts,
     3. Assistance to SICO with treasury and accounts payable functions as may be determined between the parties. SICO shall certify to Liberty Mutual the names and specimen signatures of all officers or employees of SICO who are authorized to sign instructions on its behalf Liberty Mutual shall have the right to require that all instructions made in connection with this Agreement meet its satisfaction as to content, form and authenticity.

Nothing in this Agreement shall be construed to alter the fact that SICO’s books records and accounts are owned by SICO; and SICO shall have the right to inspect, or authorize others to inspect, its books, records and accounts.
B. Purchasing, payroll and employee benefits. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual shall provide SICO with such services involving purchasing (including access to group purchasing contracts and fleet management services), payroll processing, and employee relations and/or benefits as may be permissible and desirable.
C. Information Technology and Support. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual shall provide the technology infrastructure, information technology systems, software, data center management, network management services, monitoring, management/oversight, and support services to SICO and shall provide trouble-shooting functions on behalf of SICO.
D. Policy Administration and Production. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual may perform all policy production, print and mail activities on SICO’s behalf for all the states in which SICO currently operates and in which it may operate in the future.
E. Real Estate Management. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual may handle all matters and issues relating to SICO’s real estate purchases, sales, leases and lease-backs.
F. Legal. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual may provide legal services, including litigation management services, to or on behalf of SICO.
G. General Administration. Providing all personnel, equipment, data processing programs, materials and supplies necessary or desirable for the performance of the services contemplated in this Agreement.
H. Miscellaneous. Subject to the direction and control of SICO’s Board of Directors and responsible officers, Liberty Mutual may perform such other services on behalf of SICO as it may desire and as may be mutually agreed to between Liberty Mutual and SICO.
I. Reinsurance. Reinsurance services including, but not limited to (i) agreement to reinsurance policy and/or contract wordings and endorsements to existing policies; (ii) processing of reinsurance policy cancellations, nonrenewals and endorsements and other amendatory addenda; (iii) collection of premiums due under reinsurance policies or contracts, audits and remittances; (iv) negotiation and purchase of reinsurance coverage; (v) administration of letters of credit and other arrangements for the provision of security; and (vi) administration of reinsurance contracts.
II. Charges. SICO shall reimburse Liberty Mutual for the reasonable cost of performing any of the services provided pursuant to this Agreement. Charges for such services shall include direct expenses and directly allocable expenses allocated to SICO by Liberty Mutual in conformity with customary insurance accounting practices consistently applied. The method of expense allocations under this Agreement shall be consistent with the principles stated in the Statement of Statutory Accounting Principles No, 70, “Allocation of Expenses.”
III. Accounts and Disbursements. Amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.
IV. Confidentiality. Liberty Mutual and SICO are prohibited from disclosing or communicating to any other person, not a party to this Agreement, any confidential or proprietary information or trade secrets relating to the parties’ respective business or relating to any affiliate or agency of any party to this agreement, including business methods and techniques, research date, marketing and sales information, customer lists, know-how and any other information concerning the business operations of any party of this Agreement, or any such party’s affiliates and subsidiaries,, unless the disclosure of communication of such information has been consented to in writing by the party whose confidential and propriety information or trade secrets is to be released. Confidential and proprietary information shall not include (a) information generally known to the public, (b) information known to Liberty Mutual or SICO to be non-confidential from other, third party, sources prior to the execution of this Agreement, and (c) information required to be disclosed by law or a state or federal governmental agency having authority over the business of Liberty Mutual or SICO, but only for the limited purpose of such disclosure.
V. Standards for Performance of Delegated Administrative and Management Functions.
A. At all times during the term of this Agreement, Liberty Mutual shall perform all delegated administrative and management functions at a level that is at least equal to its standards for performing such functions on behalf of its own insurance operations. In addition, all delegated administrative and management functions shall be performed in accordance with, and subject to, at all times, the relevant and applicable state (or federal) insurance laws and regulations to which SICO’s insurance operations are, or may be, subject.
B. In the event that Liberty Mutual receives a notice from any governmental agency, board, bureau, commission or public authority of any type, of any alleged violation of any state or federal insurance law, such notice shall immediately be forwarded to SICO. Liberty Mutual shall cooperate in responding to any such governmental notice as such notice relates to its tendering of services under this Agreement.
VI. Term and Termination.
A. Term. This Agreement shall be effective as of the 1st day of January 2009 and shall continue in full force and effect until terminated in accordance with subsection B, below. In the event that this Agreement is required to be approved by any state Department of Insurance, any request for such approval shall seek an effective date that mirrors the date expressed above.

B. Termination.
     1. Termination without Cause. This Agreement may be terminated, in whole or in relevant part, as appropriate, by SICO or Liberty Mutual, without case, upon ninety (90) days prior written notice. The terminating party shall provide the applicable state Department(s) of Insurance with written notification of any whole or partial termination of this Agreement, as may be appropriate, in accordance with state law requirements.
     2. Termination with Cause. This Agreement may be terminated immediately, in relevant part, as appropriate, by SICO or Liberty Mutual, for the following reasons:
     (a) Material failure by Liberty Mutual to perform the services delegated in accordance with the standards set forth in this Agreement; provided, however, that upon notification by SICO that the services so delegated are not being performed in an appropriate or satisfactory manner, Liberty Mutual shall have thirty (30) days in which to cure the deficiency. In the event the deficiency is not cured to the satisfaction of SICO, SICO may immediately terminate this Agreement.
     (b) nonpayment of costs by a delegating party to the party performing the services so delegated.
     (c) The suspension, revocation or other restriction on the insurance license of either SICO or Liberty Mutual.
     (d) The insolvency, voluntary or involuntary bankruptcy, reorganization or liquidation of either SICO or Liberty Mutual.
     (e) In the event of (i) the acquisition of SICO by a third party from Liberty Mutual; or (ii) any other change in control with causes Liberty Mutual to no longer maintain a majority on the Board of Directors of SICO, then this Agreement shall terminate with respect to SICO as of the effective date of the change of control
C. Effect of Termination. In the event that this Agreement is terminated, with, or without, cause, in whole or in part, as appropriate, the relevant services shall continue to be provided by Liberty Mutual until alternate arrangements reasonably can be made by SICO (the “Transition Services”); provided, however, that the Transition Services shall not be required to be provided for a period of time extending beyond ninety (90) days from the effective date of termination, unless otherwise agreed to by parties. In the event that this Agreement is terminated, in whole or in part, as appropriate, for any reason other than those relating to change of control as described in Section VI.B.2(e), above, all such Transition Services shall continue to be compensation for on a cost basis. In the event that this Agreement is terminated for reasons specified in Section VI.B.2(e), above, all such Transition Services shall be compensated for at the then-prevailing market rate for the provision of such services.

VII. Indemnification.
A. Liberty Mutual Indemnification of SlCO. Liberty Mutual shall indemnify, defend and hold harmless SICO from and against any expenses, damages, liability, actions, costs or other claims, including but not limited to reasonable attorney’s fees and associated costs, incurred by SICO either (i) as a result of the failure of Liberty Mutual or any subcontractor appointed by Liberty Mutual to comply with any law or administrative regulation, only if such failure is the result of willful neglect or gross negligence, or (ii) as a result of,or in connection with, Liberty Mutual’s breach of any duty of obligation hereunder or the breach of any duty or obligation of any subcontractor appointed by Liberty Mutual if such breach is the result of willful neglect or gross negligence. SICO may set off against any amount due Liberty Mutual any amount due to SICO, pursuant to this or any other agreement to which the parties to this indemnification are also parties.
B. SICO’s Indemnification of Liberty Mutual. SICO shall indemnify Liberty Mutual and hold Liberty Mutual harmless from all actions, liabilities, costs and expenses arising out of or in any way related to Liberty Mutual’s services under this Agreement, unless directly related to Liberty Mutual’s willful neglect or gross negligence.
VIII. No Waiver. The parties hereto agree that no indulgence or acceptance of any delinquent or partial payment or ratification after the fact of any violation or breach of any provision of this Agreement by any party hereto shall be construed as a waiver of any party’s rights hereunder.
IX. Notices. Any notice required to be given pursuant to any provision of this Agreement shall be in writing and shall be sent to the parties at their respective last known address by first class mail, postage prepaid, by overnight delivery service, or by confirmed facsimile transmission.
X. Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and this Agreement shall be construed and enforced as if that provision had not been included.
XI. Amendment. This Agreement may only be amended upon the written agreement of both parties hereto.
XII. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which together, shall be considered one and the same.
XIII. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without application of the conflict of laws principles thereof).

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the day and year first above written,

Liberty Mutual Insurance Company
/s/ James R. Pugh
By:	James R. Pugh
Its:	Assistant Secretary

Safeco Insurance Company of Oregon
/s/ Michael J. Fallon
By:	Michael J. Fallon
Its:	Chief Financial Officer